Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2008, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Fuel Tech, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Fuel Tech, Inc. on Form S-8 (No. 333-137735 dated October 2, 2006).

/s/ Grant Thornton LLP
Chicago, Illinois
March 5, 2007